Free Writing Prospectus dated April 16, 2013

$2,019,200,000

Mercedes-Benz Auto Lease Trust 2013-A
Issuing Entity

Daimler Trust Leasing LLC Depositor	Mercedes-Benz Financial Services USA LLC Sponsor and Servicer

The depositor has prepared a supplement dated April 16, 2013 (subject to completion) to the preliminary prospectus supplement dated April 12, 2013 (subject to completion) and a prospectus dated April 12, 2013 which describe the notes to be issued by the issuing entity.  You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Fitch, Inc.	Standard & Poor’s Ratings Services
Class A-1	F1+ sf	A-1+ (sf)
Class A-2	AAAsf	AAA (sf)
Class A-3	AAAsf	AAA (sf)
Class A-4	AAAsf	AAA (sf)

It is a condition to the issuance of the notes that each class of the notes receive the ratings listed above.

Joint Bookrunners

BofA Merrill Lynch	Citigroup	Credit Agricole Securities

Co-Managers

HSBC		Mitsubishi UFJ Securities

The depositor has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity, and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in this offering will arrange to send you the prospectus supplement and the prospectus if you request it by calling toll free 1-800-294-1322.